First Internet Bancorp Reports Record Quarterly Diluted EPS
Record quarterly net income up 22% over prior quarter and up 58% year-over-year

Fishers, Indiana, October 19, 2017 - First Internet Bancorp (the “Company”) (NASDAQ: INBK), the parent company of First Internet Bank (the “Bank”) (www.firstib.com), announced today financial and operational results for the third quarter 2017.

David Becker, Chairman, President and Chief Executive Officer, commented, “Our record quarterly net income and diluted earnings per share are the result of our continued execution of our business. Strong loan growth across our diverse lines of business contributed to interest income growth.

“Even after the effects of loan sales during the quarter, the rate at which we have successfully grown our loan portfolio is impressive - up $618 million, or over 49%, year-to-date. Our commercial real estate and public finance businesses performed extremely well, and we’re pleased with the early results of our recently announced relationship with California-based Lendeavor. We remain confident in our outlook for continued strong loan production. This optimism was the primary driver behind the equity offering completed during the quarter, which strengthened our capital levels and leaves us well positioned to capitalize on further opportunities.”

Third quarter net income was a record $4.9 million and diluted earnings per share were a record $0.71. This compares with second quarter net income of $4.0 million and diluted earnings per share of $0.61 and third quarter 2016 net income of $3.1 million and diluted earnings per share of $0.55.

The Company completed its first sale of portfolio mortgage loans during the third quarter, supplementing its conventional held-for-sale mortgage production. The sale, totaling $26.4 million in the aggregate, consisted of jumbo fixed and adjustable rate mortgages originated during 2017. As consumer demand remains strong for these products, the Company may pursue additional portfolio mortgage sales in subsequent periods. Furthermore, the Company is in the process of executing its first sale of single tenant lease financing loans. Approximately $26.3 million of these loans were transferred to loans held-for-sale as of September 30, 2017 in anticipation of this transaction closing during the fourth quarter. The loan sales provide the Company an additional strategy to manage balance sheet growth and capital while providing additional liquidity and further diversifying revenue channels.

Highlights for the third quarter include:

▪	Record diluted earnings per share of $0.71, increasing $0.10, or 16.4%, compared to the linked quarter and $0.16, or 29.1%, compared to third quarter 2016

▪	Total loan growth of $170.1 million, or 10.0%, compared to June 30, 2017 and $669.6 million, or 55.8%, compared to September 30, 2016

▪	Total deposit growth of $264.9 million, or 15.3% compared to June 30, 2017 and $503.4 million, or 33.7%, compared to September 30, 2016

▪	Net interest income of $14.2 million, increasing $1.2 million, or 9.4%, compared to the linked quarter and $3.9 million, or 37.3%, compared to the third quarter 2016

▪	Strengthened capital levels and holding company liquidity following an equity offering

	Company	Bank

Total shareholders’ equity to assets	8.39%	8.31%
Tangible common equity to tangible assets	8.22%	8.15%
Tier 1 leverage ratio	8.86%	8.78%
Common equity tier 1 capital ratio	11.93%	11.83%
Tier 1 capital ratio	11.93%	11.83%
Total risk-based capital ratio	14.67%	12.59%

▪	Asset quality remained strong

•	Nonperforming loans to total loans of 0.14%

•	Nonperforming assets to total assets of 0.30%

Net Interest Income and Net Interest Margin
Net interest income for the third quarter was $14.2 million compared to $13.0 million for the second quarter and $10.3 million for the third quarter 2016. Total interest income for the third quarter was $22.7 million, increasing $2.7 million, or 13.6%, compared to the second quarter and $7.2 million, or 46.7%, compared to the third quarter 2016. The increase in total interest income compared to the linked quarter was driven primarily by a $242.7 million, or 15.6%, increase in average loan balances, partially offset by a decline of 6 bps in the yield earned on the loan portfolio to 4.13% in the third quarter from 4.19% for the second quarter. The yield earned on the loan portfolio was impacted by a decline in yields on residential mortgage loans which were partially due to accelerated premium amortization related to prepayments of purchased mortgages. Growth in total interest income also benefitted from increases in both the average balance of other interest-earning assets during the quarter as well as the yield earned on these assets. In total, the Company’s yield on interest-earning assets decreased 5 bps during the third quarter to 3.70% from 3.75% for the second quarter.

Total interest expense for the third quarter was $8.5 million, increasing $1.5 million, or 21.5%, compared to the second quarter and $3.4 million, or 65.7%, compared to the third quarter 2016. The increase in total interest expense compared to the linked quarter was due primarily to increases of $246.6 million, or 15.5%, in average interest-bearing deposit balances and $33.7 million, or 9.3%, in the average balance of Federal Home Loan Bank (“FHLB”) advances. Interest expense was also impacted by the cost of funds related to interest-bearing deposits, which increased 8 bps during the third quarter to 1.42% from 1.34% for the second quarter. Additionally, the cost of funds related to FHLB advances increased 12 bps to 1.28% from 1.16% for the second quarter as the Company extended the maturities on certain borrowings while also paying down shorter term advances to manage interest rate risk. Overall, the total cost of interest-bearing liabilities increased 8 bps during the third quarter to 1.49% from 1.41% for the second quarter.

Net interest margin (“NIM”) was 2.31% for the third quarter compared to 2.43% for the second quarter and 2.42% for the third quarter 2016. On a fully-taxable equivalent basis, NIM was 2.52% for the third quarter compared to 2.53% for the second quarter and 2.47% for the third quarter 2016.

Noninterest Income
Noninterest income for the third quarter was $3.1 million compared to $2.7 million for the second quarter and $4.9 million for the third quarter 2016. The increase of $0.4 million, or 14.6%, compared to the linked quarter was due primarily to an increase of $0.4 million, or 17.6%, in mortgage banking revenue. The increase in mortgage banking revenue was driven by the sale of jumbo fixed and adjustable rate portfolio mortgages, as discussed above, at a net gain of $0.3 million. An increase in gain on sale margins related to mandatory commitments also contributed to the increase in mortgage banking revenue during the third quarter, partially offset by a decline in the dollar volume of commitments / locks.

Noninterest Expense
Noninterest expense for the third quarter was $9.4 million compared to $8.9 million for the second quarter and $8.4 million for the third quarter 2016. The increase of $0.5 million, or 5.4%, compared to the linked quarter was due primarily to higher marketing expenses and consulting and professional fees. The increase in marketing expenses was driven by recent digital marketing initiatives and higher mortgage lead generation costs. The increase in consulting and professional fees was due to legal expenses associated with the Company’s strategic partnership and pending equity investment in Lendeavor, Inc., a San Francisco-based technology-enabled lender to healthcare practices.

Income Taxes
Income tax expense was $1.7 million for the third quarter, resulting in an effective tax rate of 25.7%, compared to $1.5 million and an effective tax rate of 26.8% for the linked quarter and $1.5 million and an effective tax rate of 32.9% for the third quarter 2016. The decline in the effective tax rate compared to the linked quarter was driven by the increase in tax-exempt earning assets due to the strong growth in the public finance loan portfolio.

Loans and Credit Quality
Total loans as of September 30, 2017 were $1.9 billion, increasing $170.1 million, or 10.0%, compared to June 30, 2017 and $669.6 million, or 55.8%, compared to September 30, 2016. Total commercial loan balances were $1.3 billion as of September 30, 2017, increasing $161.0 million, or 13.9%, compared to June 30, 2017 and $528.1 million, or 66.5%, compared to September 30, 2016. The growth in commercial loan balances was driven largely by production in public finance and single tenant lease financing. The public finance portfolio increased $89.5 million, or 49.7%, compared to June 30, 2017 with balances totaling $269.3 million at quarter end. Single tenant lease financing (“STL”) balances increased $36.1 million, or 4.8%, compared to June 30, 2017 and $211.9 million, or 37.1%, compared to September 30, 2016. Growth in the STL portfolio was impacted by the transfer of $26.3 million of balances to loans held-for-sale as of September 30, 2017 pursuant to the expected sale of STL loans discussed above.

Commercial and industrial and owner-occupied commercial real estate balances increased $24.1 million on a combined basis, or 13.8%, compared to June 30, 2017 and $45.8 million, or 30.0%, compared to September 30, 2016. Healthcare finance balances, originated through the partnership with Lendeavor, Inc., increased $9.6 million during the third quarter and totaled $12.4 million at quarter end. Construction balances increased $4.4 million, or 9.7%, compared to June 30, 2017 but declined $6.0 million, or 10.7%, compared to September 30, 2016, while investor commercial real estate balances declined compared to June 30, 2017 and September 30, 2016.

Total consumer loan balances were $543.5 million as of September 30, 2017, increasing $8.6 million, or 1.6%, compared to June 30, 2017 and $141.6 million, or 35.2%, compared to September 30, 2016. Residential mortgage balances decreased $1.6 million, or 0.6%, compared to June 30, 2017 and increased $90.5 million, or 45.0%, compared to September 30, 2016. The decline compared to the linked quarter was due mainly to the sale of portfolio mortgages discussed above as well as portfolio amortization and early paydowns, which outweighed new production during the quarter.

Trailer portfolio balances increased $3.8 million, or 4.0%, compared to June 30, 2017 and $19.4 million, or 24.7%, compared to September 30, 2016. Recreational vehicle balances increased $3.1 million, or 4.9%, compared to June 30, 2017 and $17.3 million, or 35.2%, compared to September 30, 2016. Additionally, other consumer loan balances increased $5.4 million, or 10.7%, compared to June 30, 2017 and $21.0 million, or 59.3%, compared to September 30, 2016, driven primarily by home improvement lending.

Credit quality continued to remain sound as total delinquencies 30 days or more past due declined to 0.05% of total loans as of September 30, 2017 compared to 0.12% as of June 30, 2017 and 0.13% as of September 30, 2016. Nonperforming loans to total loans was 0.14% as of September 30, 2017 compared to 0.20% as of June 30, 2017 and 0.09% as of September 30, 2016. Nonperforming assets to total assets was 0.30% as of September 30, 2017 compared to 0.33% as of June 30, 2017 and 0.31% as of September 30, 2016.

The allowance for loan losses was $14.1 million as of September 30, 2017 compared to $13.2 million as of June 30, 2017 and $10.6 million as of September 30, 2016. The allowance as a percentage of total nonperforming loans was 529.2% as of September 30, 2017 compared to 383.8% as of June 30, 2017 and 932.1% as of September 30, 2016. The allowance as a percentage of total loans was 0.75% as of September 30, 2017 compared to 0.78% as of June 30, 2017 and 0.88% as of September 30, 2016. The decline in the allowance as a percentage of total loans was due primarily to the growth in the public finance portfolio as this loan category has a lower loss reserve factor than all other loan types.

Net charge-offs of $0.4 million were recognized during the third quarter, resulting in net charge-offs to average loans of 0.10% compared to 0.01% for the second quarter and 0.57% for the third quarter 2016. The increase in net charge-offs compared to the linked quarter was driven primarily by charge-offs of $0.2 million related to a commercial and industrial loan and $0.1 million related to a residential mortgage loan that was reclassified to other real estate owned. The provision for loan losses in the third quarter was $1.3 million compared to $1.3 million for the second quarter and $2.2 million for the third quarter 2016.

Capital
During the third quarter, total shareholders’ equity increased $57.0 million, due primarily to an underwritten public offering of 1,897,500 shares of common stock that resulted in approximately $51.6 million of net proceeds to the Company. Net income earned during the quarter and the change in unrealized gain/loss related to the investment portfolio also contributed to the increase in total shareholders’ equity, partially offset by declared dividends. As of September 30, 2017, the Company’s tier 1 leverage, common equity tier 1, tier 1 and total risk-based capital ratios were 8.86%, 11.93%, 11.93% and 14.67% compared to 7.50%, 9.74%, 9.74% and 12.68% as of June 30, 2017, respectively. The increases in regulatory capital ratios were due primarily to the common stock offering, partially offset by continued average asset and risk-weighted asset growth. Tangible common equity to tangible assets increased 152 bps during the third quarter to 8.22% as of September 30, 2017 due primarily to the common stock offering, partially offset by continued strong balance sheet growth. Tangible book value per share increased to $25.70 as of September 30, 2017 from $24.43 as of June 30, 2017 and $23.94 as of September 30, 2016.

About First Internet Bancorp
First Internet Bancorp is a bank holding company with assets of $2.6 billion as of September 30, 2017. The Company’s subsidiary, First Internet Bank, opened for business in 1999 as an industry pioneer in the branchless delivery of banking services. The Bank now provides consumer and small business deposit, consumer loan, residential mortgage, and specialty finance services nationally as well as commercial real estate loans, commercial and industrial loans and treasury management services in select geographies. First Internet Bancorp’s common stock trades on the NASDAQ Global Select Market under the symbol “INBK” and is a component of the Russell 2000® Index. Additional information about the Company is available at www.firstinternetbancorp.com and additional information about the Bank, including its products and services, is available at www.firstib.com.

Safe Harbor Statement
This press release may contain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance or business of the Company.  Forward-looking statements are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Forward-looking statements are not a guarantee of future performance or results, are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from the information in the forward-looking statements.  Factors that may cause such differences include: failures of or interruptions in the communications and information systems on which we rely to conduct our business; failure of our plans to grow our commercial real estate, commercial and industrial, and public finance loan portfolios; competition with national, regional and community financial institutions; the loss of any key members of senior management; fluctuations in interest rates; general economic conditions; risks relating to the regulation of financial institutions; and other factors identified in reports we file with the U.S. Securities and Exchange Commission.  All statements in this press release, including forward-looking statements, speak only as of the date they are made, and the Company undertakes no obligation to update any statement in light of new information or future events.

Non-GAAP Financial Measures
This press release contains financial information determined by methods other than in accordance with U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures, specifically tangible common equity, tangible assets, tangible book value per common share, return on average tangible common equity and tangible common equity to tangible assets, net interest income - FTE and net interest margin - FTE are used by the Company’s management to measure the strength of its capital and analyze profitability, including its ability to generate earnings on tangible capital invested by its shareholders. Although management believes these non-GAAP measures provide a greater understanding of its business, they should not be considered a substitute for financial measures determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other companies. Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the table at the end of this release under the caption “Reconciliation of Non-GAAP Financial Measures.”

Contact Information:
Investors/Analysts	Media
Paula Deemer	Nicole Lorch
Investor Relations	Executive Vice President & Chief Operating Officer
(317) 428-4628	(317) 532-7906
investors@firstib.com	nlorch@firstib.com

First Internet Bancorp
Summary Financial Information (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income	$4,895	$4,001	$3,098	$11,728	$8,364

Per share and share information
Earnings per share - basic	$0.72	$0.61	$0.55	$1.76	$1.66
Earnings per share - diluted	0.71	0.61	0.55	1.75	1.65
Dividends declared per share	0.06	0.06	0.06	0.18	0.18
Book value per common share	26.26	25.15	24.79	26.26	24.79
Tangible book value per common share	25.70	24.43	23.94	25.70	23.94
Common shares outstanding	8,411,077	6,513,577	5,533,050	8,411,077	5,533,050
Average common shares outstanding:
Basic	6,834,011	6,583,515	5,597,867	6,656,160	5,039,497
Diluted	6,854,614	6,597,991	5,622,181	6,683,379	5,063,299
Performance ratios
Return on average assets	0.78%	0.73%	0.71%	0.71%	0.72%
Return on average shareholders' equity	11.20%	9.95%	9.08%	9.61%	9.31%
Return on average tangible common equity	11.51%	10.25%	9.41%	9.89%	9.69%
Net interest margin	2.31%	2.43%	2.42%	2.41%	2.51%
Net interest margin - FTE [1]	2.52%	2.53%	2.47%	2.57%	2.57%
Capital ratios [2]
Total shareholders' equity to assets	8.39%	6.88%	7.52%	8.39%	7.52%
Tangible common equity to tangible assets	8.22%	6.70%	7.28%	8.22%	7.28%
Tier 1 leverage ratio	8.86%	7.50%	7.62%	8.86%	7.62%
Common equity tier 1 capital ratio	11.93%	9.74%	10.07%	11.93%	10.07%
Tier 1 capital ratio	11.93%	9.74%	10.07%	11.93%	10.07%
Total risk-based capital ratio	14.67%	12.68%	13.67%	14.67%	13.67%
Asset quality
Nonperforming loans	$2,662	$3,438	$1,133	$2,662	$1,133
Nonperforming assets	7,855	7,952	5,735	7,855	5,735
Nonperforming loans to loans	0.14%	0.20%	0.09%	0.14%	0.09%
Nonperforming assets to total assets	0.30%	0.33%	0.31%	0.30%	0.31%
Allowance for loan losses to:
Loans	0.75%	0.78%	0.88%	0.75%	0.88%
Nonperforming loans	529.2%	383.8%	932.1%	529.2%	932.1%
Net charge-offs to average loans	0.10%	0.01%	0.57%	0.05%	0.23%
Average balance sheet information
Loans	$1,795,118	$1,552,456	$1,155,749	$1,557,620	$1,073,722
Total securities	507,873	500,816	457,407	494,632	347,397
Other earning assets	108,547	67,989	51,779	74,208	75,860
Total interest-earning assets	2,434,799	2,139,040	1,702,002	2,146,366	1,531,323
Total assets	2,492,751	2,194,652	1,734,943	2,199,864	1,562,059
Noninterest-bearing deposits	35,094	32,897	32,897	33,164	27,846
Interest-bearing deposits	1,839,943	1,593,364	1,385,487	1,629,421	1,235,078
Total deposits	1,875,037	1,626,261	1,418,384	1,662,585	1,262,924
Shareholders' equity	173,459	161,228	135,666	163,230	120,010

1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate
2 Regulatory capital ratios are preliminary pending filing of the Company's regulatory reports

First Internet Bancorp
Condensed Consolidated Balance Sheets (unaudited)
Amounts in thousands
	September 30, 2017	June 30, 2017	September 30, 2016
Assets
Cash and due from banks	$4,509	$5,425	$2,314
Interest-bearing deposits	121,195	60,818	65,511
Interest-bearing time deposits	—	—	250
Securities available-for-sale, at fair value	492,468	489,775	470,978
Securities held-to-maturity, at amortized cost	19,212	19,215	5,500
Loans held-for-sale	45,487	27,335	32,471
Loans	1,868,487	1,698,421	1,198,932
Allowance for loan losses	(14,087)	(13,194)	(10,561)
Net loans	1,854,400	1,685,227	1,188,371
Accrued interest receivable	9,366	8,479	5,848
Federal Home Loan Bank of Indianapolis stock	19,575	19,575	8,595
Cash surrender value of bank-owned life insurance	34,856	34,602	18,044
Premises and equipment, net	9,739	9,667	10,116
Goodwill	4,687	4,687	4,687
Other real estate owned	5,136	4,488	4,533
Accrued income and other assets	12,792	11,978	6,978
Total assets	$2,633,422	$2,381,271	$1,824,196

Liabilities
Noninterest-bearing deposits	$33,734	$36,636	$32,938
Interest-bearing deposits	1,963,294	1,695,476	1,460,663
Total deposits	1,997,028	1,732,112	1,493,601
Advances from Federal Home Loan Bank	365,180	435,183	147,978
Subordinated debt	36,689	36,652	36,541
Accrued interest payable	237	210	125
Accrued expenses and other liabilities	13,421	13,284	8,797
Total liabilities	2,412,555	2,217,441	1,687,042
Shareholders' equity
Voting common stock	171,783	119,883	95,839
Retained earnings	54,119	49,738	40,389
Accumulated other comprehensive income (loss)	(5,035)	(5,791)	926
Total shareholders' equity	220,867	163,830	137,154
Total liabilities and shareholders' equity	$2,633,422	$2,381,271	$1,824,196

First Internet Bancorp
Condensed Consolidated Statements of Income (unaudited)
Amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Interest income
Loans	$18,922	$16,416	$12,544	$49,494	$35,394
Securities - taxable	2,582	2,566	2,148	7,515	5,064
Securities - non-taxable	697	696	637	2,090	1,170
Other earning assets	493	297	142	960	507
Total interest income	22,694	19,975	15,471	60,059	42,135
Interest expense
Deposits	6,594	5,324	4,368	16,617	11,186
Other borrowed funds	1,909	1,677	765	4,820	2,164
Total interest expense	8,503	7,001	5,133	21,437	13,350
Net interest income	14,191	12,974	10,338	38,622	28,785
Provision for loan losses	1,336	1,322	2,204	3,693	4,074
Net interest income after provision for loan losses	12,855	11,652	8,134	34,929	24,711
Noninterest income
Service charges and fees	226	220	207	657	622
Mortgage banking activities	2,535	2,155	4,442	6,306	9,991
(Loss) gain on sale of securities	(8)	—	—	(8)	177
Other	382	361	249	1,047	396
Total noninterest income	3,135	2,736	4,898	8,002	11,186
Noninterest expense
Salaries and employee benefits	5,197	5,193	4,550	15,463	12,777
Marketing, advertising and promotion	741	544	454	1,803	1,352
Consulting and professional fees	897	764	901	2,474	2,434
Data processing	247	245	286	729	835
Loan expenses	262	248	240	724	624
Premises and equipment	1,080	1,025	983	3,058	2,744
Deposit insurance premium	375	300	420	990	815
Other	602	604	579	1,781	1,712
Total noninterest expense	9,401	8,923	8,413	27,022	23,293
Income before income taxes	6,589	5,465	4,619	15,909	12,604
Income tax provision	1,694	1,464	1,521	4,181	4,240
Net income	$4,895	$4,001	$3,098	$11,728	$8,364

Per common share data
Earnings per share - basic	$0.72	$0.61	$0.55	$1.76	$1.66
Earnings per share - diluted	$0.71	$0.61	$0.55	$1.75	$1.65
Dividends declared per share	$0.06	$0.06	$0.06	$0.18	$0.18

All periods presented have been reclassified to conform to the current period classification.

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Three Months Ended
	September 30, 2017			June 30, 2017			September 30, 2016
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,818,379	$18,922	4.13%	$1,570,235	$16,416	4.19%	$1,192,816	$12,544	4.18%
Securities - taxable	410,630	2,582	2.49%	405,380	2,566	2.54%	366,810	2,148	2.33%
Securities - non-taxable	97,243	697	2.84%	95,436	696	2.93%	90,597	637	2.80%
Other earning assets	108,547	493	1.80%	67,989	297	1.75%	51,779	142	1.09%
Total interest-earning assets	2,434,799	22,694	3.70%	2,139,040	19,975	3.75%	1,702,002	15,471	3.62%
Allowance for loan losses	(13,657)			(12,372)			(10,378)
Noninterest-earning assets	71,609			67,984			43,319
Total assets	$2,492,751			$2,194,652			$1,734,943

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$88,633	$122	0.55%	$92,676	$127	0.55%	$81,151	$112	0.55%
Savings accounts	42,308	97	0.91%	34,545	67	0.78%	27,479	40	0.58%
Money market accounts	440,293	1,187	1.07%	394,735	915	0.93%	369,082	658	0.71%
Certificates and brokered deposits	1,268,709	5,188	1.62%	1,071,408	4,215	1.58%	907,775	3,558	1.56%
Total interest-bearing deposits	1,839,943	6,594	1.42%	1,593,364	5,324	1.34%	1,385,487	4,368	1.25%
Other borrowed funds	431,738	1,909	1.75%	398,044	1,677	1.69%	173,568	765	1.75%
Total interest-bearing liabilities	2,271,681	8,503	1.49%	1,991,408	7,001	1.41%	1,559,055	5,133	1.31%
Noninterest-bearing deposits	35,094			32,897			32,897
Other noninterest-bearing liabilities	12,517			9,119			7,325
Total liabilities	2,319,292			2,033,424			1,599,277
Shareholders' equity	173,459			161,228			135,666
Total liabilities and shareholders' equity	$2,492,751			$2,194,652			$1,734,943

Net interest income		$14,191			$12,974			$10,338

Interest rate spread			2.21%			2.34%			2.31%
Net interest margin			2.31%			2.43%			2.42%
Net interest margin - FTE [1]			2.52%			2.53%			2.47%
1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate

First Internet Bancorp
Average Balances and Rates (unaudited)
Amounts in thousands
	Nine Months Ended
	September 30, 2017			September 30, 2016
	Average Balance	Interest / Dividends	Yield / Cost	Average Balance	Interest / Dividends	Yield / Cost
Assets
Interest-earning assets
Loans, including loans held-for-sale	$1,577,526	$49,494	4.19%	$1,108,066	$35,394	4.27%
Securities - taxable	399,284	7,515	2.52%	292,620	5,064	2.31%
Securities - non-taxable	95,348	2,090	2.93%	54,777	1,170	2.85%
Other earning assets	74,208	960	1.73%	75,860	507	0.89%
Total interest-earning assets	2,146,366	60,059	3.74%	1,531,323	42,135	3.68%
Allowance for loan losses	(12,451)			(9,505)
Noninterest-earning assets	65,949			40,241
Total assets	$2,199,864			$1,562,059

Liabilities
Interest-bearing liabilities
Interest-bearing demand deposits	$89,869	$368	0.55%	$82,063	$336	0.55%
Savings accounts	35,113	210	0.80%	26,844	117	0.58%
Money market accounts	394,581	2,799	0.95%	361,248	1,915	0.71%
Certificates and brokered deposits	1,109,858	13,240	1.59%	764,923	8,818	1.54%
Total interest-bearing deposits	1,629,421	16,617	1.36%	1,235,078	11,186	1.21%
Other borrowed funds	364,738	4,820	1.77%	173,438	2,164	1.67%
Total interest-bearing liabilities	1,994,159	21,437	1.44%	1,408,516	13,350	1.27%
Noninterest-bearing deposits	33,164			27,846
Other noninterest-bearing liabilities	9,311			5,687
Total liabilities	2,036,634			1,442,049
Shareholders' equity	163,230			120,010
Total liabilities and shareholders' equity	$2,199,864			$1,562,059

Net interest income		$38,622			$28,785

Interest rate spread			2.30%			2.41%
Net interest margin			2.41%			2.51%
Net interest margin - FTE [1]			2.57%			2.57%
1 On a fully-taxable equivalent (“FTE”) basis assuming a 35% tax rate

First Internet Bancorp
Loans and Deposits (unaudited)
Amounts in thousands
	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Commercial loans
Commercial and industrial	$122,587	6.5%	$107,569	6.3%	$107,250	8.9%
Owner-occupied commercial real estate	75,986	4.1%	66,952	4.0%	45,540	3.8%
Investor commercial real estate	7,430	0.4%	10,062	0.6%	12,752	1.1%
Construction	50,367	2.7%	45,931	2.7%	56,391	4.7%
Single tenant lease financing	783,918	41.9%	747,790	44.0%	571,972	47.7%
Public finance	269,347	14.4%	179,873	10.6%	—	0.0%
Healthcare finance	12,363	0.7%	2,810	0.2%	—	0.0%
Total commercial loans	1,321,998	70.7%	1,160,987	68.4%	793,905	66.2%

Consumer loans
Residential mortgage	291,382	15.6%	292,997	17.3%	200,889	16.7%
Home equity	31,236	1.7%	33,312	2.0%	37,849	3.2%
Trailers	97,811	5.2%	94,036	5.5%	78,419	6.5%
Recreational vehicles	66,619	3.6%	63,514	3.7%	49,275	4.1%
Other consumer loans	56,490	3.0%	51,052	3.0%	35,464	3.0%
Total consumer loans	543,538	29.1%	534,911	31.5%	401,896	33.5%

Net deferred loan fees, premiums and discounts	2,951	0.2%	2,523	0.1%	3,131	0.3%

Total loans	$1,868,487	100.0%	$1,698,421	100.0%	$1,198,932	100.0%

	September 30, 2017		June 30, 2017		September 30, 2016
	Amount	Percent	Amount	Percent	Amount	Percent
Deposits
Noninterest-bearing deposits	$33,734	1.7%	$36,636	2.1%	$32,938	2.2%
Interest-bearing demand deposits	89,748	4.5%	94,726	5.5%	84,939	5.7%
Savings accounts	49,913	2.5%	35,764	2.1%	27,661	1.8%
Money market accounts	499,160	25.0%	386,224	22.3%	364,517	24.4%
Certificates of deposits	1,300,952	65.1%	1,176,230	67.9%	970,684	65.0%
Brokered deposits	23,521	1.2%	2,532	0.1%	12,862	0.9%
Total deposits	$1,997,028	100.0%	$1,732,112	100.0%	$1,493,601	100.0%

First Internet Bancorp
Reconciliation of Non-GAAP Financial Measures
Amounts in thousands, except per share data
	Three Months Ended			Nine Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Total equity - GAAP	$220,867	$163,830	$137,154	$220,867	$137,154
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible common equity	$216,180	$159,143	$132,467	$216,180	$132,467

Total assets - GAAP	$2,633,422	$2,381,271	$1,824,196	$2,633,422	$1,824,196
Adjustments:
Goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Tangible assets	$2,628,735	$2,376,584	$1,819,509	$2,628,735	$1,819,509

Common shares outstanding	8,411,077	6,513,577	5,533,050	8,411,077	5,533,050

Book value per common share	$26.26	$25.15	$24.79	$26.26	$24.79
Effect of goodwill	(0.56)	(0.72)	(0.85)	(0.56)	(0.85)
Tangible book value per common share	$25.70	$24.43	$23.94	$25.70	$23.94

Total shareholders' equity to assets ratio	8.39%	6.88%	7.52%	8.39%	7.52%
Effect of goodwill	(0.17%)	(0.18%)	(0.24%)	(0.17)%	(0.24)%
Tangible common equity to tangible assets ratio	8.22%	6.70%	7.28%	8.22%	7.28%

Total average equity - GAAP	$173,459	$161,228	$135,666	$163,230	$120,010
Adjustments:
Average goodwill	(4,687)	(4,687)	(4,687)	(4,687)	(4,687)
Average tangible common equity	$168,772	$156,541	$130,979	$158,543	$115,323

Return on average shareholders' equity	11.20%	9.95%	9.08%	9.61%	9.31%
Effect of goodwill	0.31%	0.30%	0.33%	0.28%	0.38%
Return on average tangible common equity	11.51%	10.25%	9.41%	9.89%	9.69%

Net interest income	$14,191	$12,974	$10,338	$38,622	$28,785
Adjustments:
Fully-taxable equivalent adjustments [1]	1,280	543	239	2,586	696
Net interest income - FTE	$15,471	$13,517	$10,577	$41,208	$29,481

Net interest margin	2.31%	2.43%	2.42%	2.41%	2.51%
Effect of fully-taxable equivalent adjustments [1]	0.21%	0.10%	0.05%	0.16%	0.06%
Net interest margin - FTE	2.52%	2.53%	2.47%	2.57%	2.57%

1 Assuming a 35% tax rate